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Exhibit 7.5 - Brief History of Mr. Stockett's Background and Regulatory History

      Mr. Stockett has been an entrepreneur and venture capitalist for over 30 years. He has been involved in hundreds of projects and personally conducted 12 mergers and acquisitions. He has been involved in a number of projects which have not achieved their projected goals and has a regulatory history which has included a federal injunction and two state consent decrees for allegedly violating the disclosure and exemption requirements of complex federal and state securities laws. A summary of these regulatory matters follows. At all times, Mr. Stockett believed that he was complying with securities laws, and relied on a series of corporate counsel opinions for each of the transactions in which he received regulatory complaints

      A complaint was filed alleging Mr. Stockett violated securities laws in 1983 relating to the $5 million Initial Public Offering of his first public company, PC Telemart. A litigation naming Prescott Ball and Turbin (subsidiary of Fireman's Fund) and Mr. Stockett as co-defendants was commenced and he was released as a defendant after the discovery stage. Subsequently a similar complaint was filed by the SEC and Mr. Stockett chose not to defend the law suit since the company's assets had been sold to Xerox Corporation and PC Telemart was no longer in business. Mr. Stockett had exhausted his financial resources in his successful legal defense of the first law suit. In order to avoid the additional time and legal expense associated with another potential litigation, Mr. Stockett settled the Government's complaint by accepting a consent decree and permanent injunction from violating securities laws, without admitting or denying that he had violated them in the first place. Mr. Stockett had not sold any of his personal shares and had lost his entire investment along with other shareholders. Mr. Stockett did not receive any fine or restriction from serving as an officer or director of a public company in the future.

      A complaint filed by the California Securities Commission alleged that Mr. Stockett's company sold securities without a registration statement or exemption in the State of California in conjunction with the acquisition of three long distance telephone companies in 1987, made by his company, Fibernet Communications Corporation. Mr. Stockett relied on opinion of counsel that each of the acquisitions was exempt from registration. The California Corporation Commission claimed that the offerings should be integrated, thus exceeding the number of shareholders that could be solicited in a single exempt transaction. Since the transactions involved a stock for stock exchange with no cash sales and all shareholders desired to complete the transactions after being offered the right to rescind, Mr. Stockett agreed to a $1,000 fine and consent decree in which he agreed not to violate California Securities Regulations in the future, without admitting or denying that he violated such regulations in the first place.

               In 1991, Mr. Stockett filed a personal bankruptcy after receiving a default judgment of $5 million in conjunction with a real estate transaction which he personally guaranteed in 1987. Mr. Stockett's bankruptcy was brought about by the collapse in real estate values of the real estate purchased in the transaction and the collapse in value of his collateral stock.

               In April, 1996 Mr. Stockett entered a consent decree with the State of Oregon relating to OTC Emerging Growth Fund. The State of Oregon alleged that the private placement offering memorandum omitted material disclosures and was advertised on the nationally syndicated IPO Television and Radio Shows causing them to disallow the private placement exemption. Mr. Stockett relied on the advice of experienced securities counsel who also served on the Board of Directors and prepared the offering memorandum. The State of Oregon subsequently determined that no exemption was available under Oregon securities law and that the investors were not provided with adequate disclosure of Mr. Stockett's prior regulatory history or personal financial bankruptcy. Mr. Stockett was fined 15,000 with $10,000 waived.





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     Set forth below is a description of Mr. Stockett's Background.

     LARRY A. STOCKETT has been Chairman of the Board, President and Chief Executive Officer of the IPO Network, Inc. since founding the Company in 1994. He is also the President, Chairman of the Board and majority shareholder of OTC Emerging Growth Fund, which is the parent company of the IPO Network, Inc. He has been engaged in venture capital financing, mergers and acquisitions and consulting businesses since 1984. Since 1984 Mr. Stockett has conducted 12 mergers and acquisitions in which he was the majority shareholder. These companies comprised a wide diversity of industries including office automation, telecommunications, publishing, and real estate industries. Mr. Stockett is widely recognized as a leading authority of initial public offerings. He has published research on over 10,000 IPO stocks and produced an IPO television and radio show. Mr. Stockett has developed an innovative S.M.A.R.T. Money workshop which teaches investors the fundamental and technical principals of investing in initial public offerings. Mr. Stockett holds a Business Economics degree from the University of California, Santa Barbara.

TRACK RECORD OF ACCOMPLISHMENTS: CEO of IPO company underwritten by Prescott Ball and Turben with venture capital provided by Allen & Company. President of venture capital company. Conducted 12 mergers and acquisitions as principal shareholder of three public companies. Published first magazine on California State Legislature, 1968. Invented portable computer for Navy, 1969. Founded world's first Paperless Office written about in Alvin Toffler's Best Seller, The Third Wave", 1987. Editor and publisher of 7 editions of personal computer software directories. Founded first national software library, 1984. Director of special projects marketing for IBM RealCom partnership, 1987. Chairman of Board responsible for eight acquisitions of long distance telephone resellers and established first coast to coast fiber optics resale network. Conducted largest merger in self-storage real estate industry. Published research on first two year after market performance of over 10,000 IPOs offered since 1973.

EDUCATION: University of California. Bachelor of Business Administration, 1970.

EMPLOYMENT HISTORY:
California Digest,  Editor, 1968-69
General Research Corporation, Project Manager, 1970-73
Science Applications, Inc.,  Vice President, 1973-75
Logicon, Inc. Assistant to President, 1975-76
Micronet, The Paperless Office, President, 1976-83
PC Telemart, The National Software Library, Chairman of the Board, 1983-45 IBM RealCom, Director of Marketing, 1986-87
Fibernet Communications Corp., Chairman of the Board, 1987-89
Austin Equities, (National Self-Storage & U-Lock-It), Chairman of the Board, 1989-91
Northwest Investment Brokers, Chairman of the Board, 1991-94
IPO Network, President, 1994-96
OTC Emerging Growth Fund, President, 1994-96




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IPO PROJECTS CONDUCTED PERSONALLY BY LARRY STOCKETT:

Developed proprietary model to predict after market performance of IPOs from prospectus fundamental financial data

Back tested model against 20 years of IPO prospectus summaries

Charted over 10,000 IPOs and developed monthly performance patterns of top and bottom 10% since 1973

Drafted prospectus for IPO Mutual fund

Drafted prospectus for IPO Hedge Fund Management Company

Wrote investment training curricula to teach investors in invest in IPOs

Developed World Wide Web Site containing prospectus summary financial information on all IPOs since January 1995.

Contracted for fantasy stock game to allow investors to simulate IPO investing

Produced television show to promote awareness of IPO Research Produced weekly live radio show to promote awareness of IPO research.

Produced infomercial to attract investors to seminar sponsored by venture capital fund

Conducted over 50 workshops, training classes, and investment club meetings for over two years.

Published IPO calendar & recent performance results in national and international publication every two weeks (the New Industrialist)

Distributed IPO Newsletter which provides one page prospectus summaries on 40-50 IPOs per month for the past two years (New Issues Outlook)

Distributed best selling book on investing in new public offerings (Step By Step Guide to Investing in New Issues)